UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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LEGG MASON PARTNERS INVESTMENT TRUST

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Subject: Important Communication regarding ClearBridge Large Cap Growth Fund

If you were a shareholder in ClearBridge Large Cap Growth Fund on January 21, 2026, you were sent—either by email or regular mail—important proxy voting materials. These materials request your vote on two important operating initiatives for the fund that will be presented at the Special Meeting of Shareholders to be held on Tuesday, April 7, 2026.

Voting is simple and will take only a few moments of your time.

If you have not yet voted your shares, you can vote using one of the following options:

Shares held on the Funds record keeping platform:

To vote your shares, simply call (800) 290-6424. Representatives are available to assist you Monday through Friday, from 9 a.m. to 10 p.m., Eastern time. If you would like to review the proxy materials prior to calling, you can find them at vote.proxyonline.com/franklin/docs.

If you would like to receive another copy of your proxy card, please send your request to votemyproxy@equiniti.com. In the subject line please insert ClearBridge LCG and in the body of the email include your full name and address and your request for another copy of the proxy card. Please allow 3-5 business days to reach your mailbox.

Shares held at a broker dealer:

To vote your shares, simply call (800) 290-6424. Representatives are available to assist you Monday through Friday, from 9 a.m. to 10 p.m., Eastern time. Please note, some broker dealers do not share client information with us. In that case, you should have received prior notices/proxy cards for this proxy campaign, whether through edelivery or USPS, depending on how your delivery method is setup at the broker dealer.

If you would like to receive another copy of your voting form, please reach out to your broker dealer directly to request a voting instruction form.  Keep in mind, throughout this campaign we will be scheduling follow up mailings to unvoted holders asking them to vote. These mailings will include a new voting form as well as instructions to vote online or over the phone.  Keep an eye out for these notices, whether through email or the US Post Office.

Thank you in advance for your assistance.